Exhibit 5.1

September 3, 2014

Royal Bakery Holdings, Inc.
405 Old County Rd.
Belmont, CA 94002

Ladies and Gentlemen:

We have acted as legal counsel to Royal Bakery Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (No. 333-193143) on Form S-1 (the “Registration Statement”) filed on December 31, 2013 and subsequently amended on April 25, 2014, July 2, 2014, July 28, 2014 and the date hereof, pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 1,366,333 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based on our examination mentioned above, we are of the opinion that the Shares being sold pursuant to the Registration Statement are duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sanders Ortoli Vaughn-Flam Ronsestadt LLP